EXHIBIT 5.1
Citigroup Center
153 East 53rd Street
New York, New York 10022-4611
(212) 446-4800
www.kirkland.com
October 12, 2007
Wholesale Auto Receivables LLC
Corporation Trust Center
1209 Orange Street
Wilmington, Delaware 19801
     Re: Enforceability Opinion
     We are issuing this opinion letter in our capacity as special counsel to Wholesale Auto Receivables LLC (the “Depositor”) and GMAC LLC (“GMAC”) in connection with the issuance of $1,000,000,000 Class A Floating Rate Asset Backed Notes, Series 2007-2 (the “Class A Notes”), $92,100,000 Class B Floating Rate Asset Backed Notes, Series 2007-2 (the “Class B Notes”) and $39,500,000 Class C Floating Rate Asset Backed Notes, Series 2007-2 (the “Class C Notes,” and collectively with the Class A Notes and the Class B Notes, the “Offered Notes”), $13,200,000 Class D Floating Rate Asset Backed Notes, Series 2007-2 (the “Class D Notes”), and $171,000,000 Class E Floating Rate Asset Backed Notes, Series 2007-2 (the “Class E Notes,” and collectively with the Offered Notes and the Class D Notes, the “Notes”), by SWIFT Master Auto Receivables Trust (the “Issuing Entity”) pursuant to the Series 2007-2 Indenture Supplement (the “Series 2007-2 Indenture Supplement”), to be dated as of the Issuance Date (as defined below), between the Issuing Entity and The Bank of New York Trust Company, N.A., as Indenture Trustee (the “Indenture Trustee”), to the indenture (the “Indenture”), dated as of June 20, 2007, between the Issuing Entity and the Indenture Trustee.
     The Issuing Entity intends to issue the Offered Notes on or about October 16, 2007 (the “Issuance Date”).
     We are generally familiar with the proceedings required to be taken in connection with the proposed authorization, issuance and sale of the Offered Notes, and in order to express the opinion hereinafter stated, we have, among other things, examined and relied, to the extent we deem proper, on the following documents:
     (i) a copy of the registration statement originally filed with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 415 under the Securities

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Wholesale Auto Receivables LLC
October 12, 2007

Act of 1933, as amended (the “Act”), on Form S-3 (File No. 333-131524) on February 3, 2006, as amended by Amendment No. 1 on March 21, 2006, by Amendment No. 2 on April 13, 2006, by Post-Effective Amendment No. 1 on February 2, 2007 and by Amendment No. 1 to registration statement No. 333-141483 on June 1, 2007, which serves as a post-effective amendment to the prior registration statement, with respect to asset-backed notes, including the Offered Notes, to be issued and sold in series from time to time, in the form in which it became effective, including the exhibits thereto;
     (ii) a copy of the prospectus supplement, dated October 10, 2007, and the related prospectus, dated October 9, 2007, relating to the Offered Notes;
     (iii) the Trust Agreement, dated as of June 20, 2007, between the Depositor and HSBC Bank USA, National Association, as Owner Trustee;
     (iv) the Trust Sale and Servicing Agreement, dated as of June 20, 2007, among the Depositor, GMAC, as Servicer, and the Issuing Entity;
     (v) the Indenture;
     (vi) a form of the Series 2007-2 Indenture Supplement;
     (vii) the Pooling and Servicing Agreement, dated as of June 20, 2007, between GMAC and the Depositor; and
     (viii) such other documents as we have deemed necessary for the expression of the opinions contained herein (collectively, documents (iii) — (vii) are referred to herein as the “Transaction Documents”).
     In arriving at the opinion expressed below, we have examined and relied, to the extent we deem proper, on the Transaction Documents. In our examination, we have assumed that the Transaction Documents will be executed in the form submitted to us. We have also assumed, without independent verification, that the facts and representations and warranties in the documents upon which we relied are true and correct, and that the transactions contemplated by such documents have been or will be consummated strictly in accordance with their terms.
     On the basis of the foregoing and on the basis of our examination of the Depositor’s Certificate of Formation and Limited Liability Company Agreement and a review of a Certificate of the Secretary of State of the State of Delaware as to the good standing of the Depositor, it is our opinion that:

Wholesale Auto Receivables LLC
October 12, 2007

     (a) The Depositor is a limited liability company validly existing and in good standing under the laws of the State of Delaware.
     (b) With respect to the Offered Notes, when duly executed by the Issuing Entity and authenticated by the Indenture Trustee in accordance with the terms of the Indenture and the Series 2007-2 Indenture Supplement, and issued and delivered against payment thereof, the Offered Notes will have been duly authorized by all necessary action of the Issuing Entity and will have been legally issued and will be enforceable in accordance with their terms and entitled to the benefits of the Transaction Documents, except as the same may be limited by Title 11 of the United States Code or other bankruptcy, insolvency, reorganization, moratorium, or other laws relating to or affecting the enforcement of creditors’ rights or the relief of debtors, as may be in effect from time to time, or by general principles of equity.
     We do not find it necessary for the purposes of this opinion, and accordingly we do not purport to cover herein, the application of securities or “Blue Sky” laws of the various states to the offer or sale of the Offered Notes.
     We wish to advise you that we are members of the bar of the State of New York and the opinions expressed herein are limited to the laws of the State of New York, the federal laws of the United States and the Delaware Limited Liability Company Act.
     We hereby consent to the filing of this opinion with Form 8-K in connection with the sale of the Offered Notes. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Sincerely,
/s/ KIRKLAND & ELLIS LLP
KIRKLAND & ELLIS LLP